Exhibit 99.1

Armata Pharmaceuticals Announces Closing of Second and Final Tranche of

$45 Million Private Placement with Innoviva

MARINA DEL REY, Calif., March 31, 2022 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced that, following a vote in favor of the transaction by the Armata shareholders, the Company has completed the closing of the second and final tranche of the Company's $45 million private placement of its common stock with Innoviva Strategic Opportunities LLC, a wholly-owned subsidiary of Innoviva, Inc. (NASDAQ: INVA) (together, "Innoviva"). In connection with the second closing, Armata issued 5,385,208 common shares and 2,692,604 warrants with an exercise price of $5.00 per share, at a per unit price of $5.00 per unit, in exchange for gross proceeds of approximately $26.9 million. Approximately 99% of the Armata shares represented and voting at the special meeting of shareholders voted in favor of the transaction.

The Company and Innoviva closed an initial tranche of the investment on February 9, 2022, which raised gross proceeds of approximately $18.1 million through the issuance of 3,614,792 common shares and warrants to purchase an additional 1,807,396 common shares at a strike price of $5.00 per share.

As of March 31, 2022, and following the second closing, Armata has 36,112,299 shares outstanding and warrants exercisable for 21,147,229 shares of common stock.

Armata was represented in the transaction by Thompson Hine LLP, and Ladenburg Thalmann & Co. Inc. provided a fairness opinion.

Willkie Farr & Gallagher LLP represented Innoviva in the transaction.

In addition, Armata Pharmaceuticals, Inc. filed its Annual Report for the year ended December 31, 2021 on Form 10-K with the SEC on March 17, 2022. The audit opinion included in the Company's Form 10-K contains a going concern explanatory paragraph. This announcement is made pursuant to the disclosure requirements of NYSE American Company Guide Sections 401(h) and 610(b) and does not represent any change or amendment to the Company’s financial statements or to its Annual report on Form 10-K for the year ended December 31, 2021.

This release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the securities act and applicable state securities laws or an applicable exemption from registration requirements.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to Armata's bacteriophage development programs, Armata’s ability to set up or operate R&D and manufacturing facilities, Armata's ability to meet expected milestones, Armata's ability to be a leader in the development of phage-based therapeutics, and statements related to the timing and results of clinical trials, including the anticipated results of clinical trials of AP-PA02 and AP-SA02, and Armata's ability to develop new products based on bacteriophages and synthetic phages. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; Armata's ability to expedite development of AP-PA02; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company's expected market opportunity for its products; Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed; and any delays or adverse events within, or outside of, Armata's control, caused by the ongoing COVID-19 pandemic. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 17, 2022, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

858-800-2492

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569